EXHIBIT 99.1

O.I. Corporation Announces Continuation of

Repurchase of Common Stock

COLLEGE STATION, TX - (Marketwire - September 5, 2007) - O.I. Corporation (NASDAQ: OICO) announced today that it will resume its share repurchase program which authorizes the purchase of up to 100,000 shares of the Company's common stock. The repurchase program was authorized by the Company's Board of Directors in August of 2006 and was temporarily suspended during the Company's recent modified Dutch tender self auction.

O.I. had repurchased 36,336 shares of common stock under the plan prior to the plan's temporary suspension in May.

About O.I. Corporation:

O.I. Corporation, dba OI Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical. Headquartered in College Station, Texas, the Company's products are sold worldwide.

Investor Relations:

Bruce Lancaster

CEO & CFO

979-690-1711